LICENSE AGREEMENT

THIS AGREEMENT dated for reference the 17th day of September, 2008.

AMONG:

HORIYOSHI III WORLDWIDE LTD. aka HORIYOSHI THE THIRD, a Hong Kong company, of 16E Neich Tower, 128 Gloucester Road, Wanchai, Hong Kong.

(herein called the “Licensee”)

AND:
STONE CORPORATION INC., a corporation existing under the laws of the Japan with its executive office at Aoyama House #402 4-3-3 Shibuya, Shibuya- Ku, Tokyo, Japan, 150-0002

(herein called “Licensor”)

WHEREAS:

A.        By grant from Yoshihito Nakano, also known as Master Horiyoshi III of Yokohama (hereinafter the “Artist”) , the Licensor is the proprietor of all copyright and all ancillary rights throughout the world in (the “Licensor Copyrights”) and to certain graphic and pictoral works by the Artist, including the particular works identified on Schedule 1attached hereto, or added by future Addendum thereto, and incorporated herein by reference (the identified works hereinafter referred to as "Licensed Works").

B.        Licensor has adopted, used, and is the proprietor of the trademarks "Horiyoshi," "Horiyoshi III," "Horiyoshi the Third", and all related graphic trademarks, including all past and future trademark registrations and applications therefor throughout the world (collectively the “Licensor Trademark Rights”).

C.        Licensor is the sole and exclusive licensor of the Licensed Works and the Trademark Rights throughout the world.

D.        The Licensor Copyrights and the Licensor Trademark Rights, and all ancillary rights related thereto are designated herein together as constituting the Intellectual Property rights concerned by the present License Agreement, (herein called the “IP Rights”). The IP Rights and any applications or registrations related thereto are more particularly described in Schedule 2 to this License Agreement.

E.        The Licensee wishes to acquire from the Licensor and Licensor agrees to grant to the Licensee the exclusive right to use the IP Rights for the manufacture and sale of certain branded products (the “Products”) including the particular Products identified on Schedule 3 attached hereto, or added by future Addendum thereto .

F.        The Licensee will be the sole and exclusive manufacturer and distributor of the Products and the Licensee will sell such Products on a worldwide basis.

G.        The Licensor has agreed to grant Licensee the exclusive right to use the IP Rights under the terms and conditions as set forth in this License Agreement.

NOW THEREFORE in consideration of the premises and the respective covenants, agreements representations, warranties and indemnities of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) the parties hereto covenant and agree as follows:

1.	DEFINED TERMS

1.1

For the purposes of this Agreement, unless the context otherwise requires, the following terms will have the respective meanings set out below and grammatical variations of such terms will have corresponding meanings:

	(a)	“Business Day” means any day which is not a Saturday, Sunday or statutory holiday in the United States;

	(b)	“Effective Date” means September 17, 2008;

	(c)	“IP Rights” has the meaning as ascribed in the Clause D of the preamble above; and

	(d)	“Products” has the meaning as ascribed in Clause E of the preamble above.

1.2	Currency. Unless otherwise indicated, all dollar amounts in this License Agreement are expressed in United States funds.

1.3

Sections and Headings. The division of this License Agreement into Articles, sections and subsections and the insertion of headings are for convenience of reference only and will not affect the interpretation of this License Agreement. Unless otherwise indicated, any reference in this License Agreement to an Article, section, subsection or Schedule refers to the specified Article, section or subsection of or Schedule to this License Agreement.

1.4

Number, Gender and Persons. In this License Agreement, words importing the singular number only will include the plural and vice versa, words importing gender will include all genders and words importing persons will include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.

1.5

Entire Agreement. This License Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

1.6	Time of Essence. Time will be of the essence of this License Agreement.

1.7

Applicable Law. This License Agreement will be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties will be governed by, the laws of the State of California. All claim demands, disputes, controversies, differences, or misunderstandings between the Parties relating to this Agreement shall be settled by arbitration before one arbitrator to be appointed in accordance with the rules of the American Association of Arbitration, such proceeding to be held in Los Angeles, California, in the English language and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

1.8

Amendments and Waivers. No amendment or waiver of any provision of this License Agreement will be binding on either party unless consented to in writing by such party. No waiver of any provision of this License Agreement will constitute a waiver of any other provision, nor will any waiver constitute a continuing waiver unless otherwise provided.

1.9

Schedules. The following Schedules are attached to and form part of this License Agreement: All terms defined in the body of this License Agreement will have the same meaning in the Schedule attached hereto.

Schedule 1 - Description of Licensed Works
Schedule 2 – Description of IP Rights
Schedule 3 – Descriptions of Products
Schedule 4 – Consent of Yoshihito Nakano

2.	GRANT OF LICENSE

2.1

The Licensors hereby grant to the Licensee, effective as of the Effective Date and for a period of 35 years, an exclusive worldwide license, to use the IP Rights and to exclusively manufacture and distribute the Products for consideration of the License Fee defined in Article 5 hereafter (the “License”).

2.2	Licensee may assign or sublicense the IP Rights or manufacturing and distribution rights granted under this license with prior written notice to Licensor.

2.3

The Licensee agrees to assist the Licensor in recording this License Agreement with appropriate government authorities where such recording is required by law or regulation or where such recording is permitted or desired by the Licensor.

2.4	The Licensors shall not continue to use the IP Rights for its business and shall not sell or agree to sell or to license all or any portion of the IP Rights, other than as set out in Section 6.

2.5

The Licensor undertakes, for a period of ten years from the signature of the License Agreement, to keep in force the existing trademark registrations in the countries where they were filed. During this period of ten years, in any country designated in the international trademark registrations where the Licensor would decide not to file a national application or to waive a trademark registration or a trademark, the Licensee will have the option to incur costs to defend the corresponding rights.

3.	USE OF LICENSE AND PURCHASE OF PRODUCTS

3.1	The Licensee shall manufacture and distribute the Products and shall use and sell the Products under the Licensor's Trademark(s):

3.2	The License is exclusive to the Licensee worldwide,

3.3

The Licensor shall be solely entitled throughout the world to manufacture and to sell any merchandise derived from, based upon, or incorporating the Licensed Works, including but not limited to the Products.

3.4	The Licensor shall be solely entitled throughout the world to carry on business and to sell any merchandise, including but not limited to the Products, under the Licensor`s Trademark(s).

4.	OWNERSHIP

4.1

Licensee acknowledges and agrees that, as between the parties to this License Agreement and subject to the rights and licenses granted herein, Licensor is, and at all times shall remain, the sole and exclusive owner of all right, title and interest, throughout the world, in and to all IP Rights, and any copies of the Licensed Works, whether made on or behalf of Licensor or Licensee.

5.	LICENSE FEE

5.1

In consideration of the grant of the License and rights to Licensee hereunder, and of the covenants of Licensor herein, Licensee shall pay to Licensor the sum of $10 upon execution by the parties of this Agreement.

6.	RIGHT OF FIRST PURCHASE

6.1	In the event that Licensor intends to sell the IP Rights, the Licensee shall have a first right of purchase for the IP Rights for so long as this License Agreement is in effect,

(the “ROFP Events”).

6.2

The right of first purchase may be exercised by the Licensee within 30 days following notice of a ROFP Event by notifying the Licensor in writing. The purchase price of the IP Rights and the associated technology shall be calculated using the following formula: the purchase price of the IP Rights and the associated technology shall be equal to two (2) times the average annual gross sales turnover of the Products made by Licensee on the three years preceding the date of exercise of the right of purchase of the IP Rights.

6.3

In addition to the first right of purchase contained in above clause 6.1, Licensee shall have a right of purchase for the IP Rights within seven (7) years prior to the expiration of this Agreement. The purchase price of the IP Rights and the associated technology shall be calculated using the following formula: the purchase price of the IP Rights and the associated technology shall be equal to two (2) times the average annual gross sales turnover of the Products made by Licensee on the three years preceding the date of exercise of the right of purchase of the IP Rights

6.4

In the event that Licensor wishes to sell any Licensed Work, such sale shall have no bearing on any IP Rights related to such Licensed Work, and Licensee shall be entitled to retain and produce as many copies, prints, or other reproductions or adaptation in any media of such Licensed Work for the purpose of exercising the rights granted to Licensee herein.

7.	TERMINATION AND EXTENSION

7.1	Except as otherwise provided, this License Agreement shall terminate automatically at the end of the term specified in Section 2.1.

7.2	The Licence Agreement will be terminated if a bankruptcy proceeding is filed against the Licensee.

7.3	The License Agreement will not terminate if a bankruptcy proceeding is filed against the Licensor.

8.	INDEMNIFICATION, REMEDIES, SURVIVAL

8.1

For the purposes of this Section 8 the terms “Loss” and “Losses” mean any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive damages suffered by Licensor or Licensee including damages for lost profits or lost business opportunities.

8.2

Licensor will be limited to Licensor`s remedy at law for damages (if any) and will not be entitled to rescind or terminate this Agreement or to seek injunctive relief which may prevent or impair the production, distribution or other exploitation of the IP Rights or Products described herein.

8.3	Agreement of Licensor to Indemnify

(a)

Licensor will indemnify, defend, and hold harmless, to the full extent of the law, for a period of three years from the termination of the License Agreement, the Licensee and its shareholders from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by the Licensee and its shareholders by reason of, resulting from, based upon or arising out of:

(i)

the breach by Licensor of any representation or warranty of Licensor contained in or made pursuant to this License Agreement, any Licensor document or any certificate or other instrument delivered pursuant to this License Agreement; or

(ii)

the breach or partial breach by Licensor of any covenant or agreement of Licensor made in or pursuant to this License Agreement, any Licensor document or any certificate or other instrument delivered pursuant to this License Agreement.

8.4	Agreement of Licensee to Indemnify

(a)

Licensee will indemnify, defend, and hold harmless, to the full extent of the law, for a period of three years from the termination of this License Agreement, the Licensor from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Licensor by reason of, resulting from, based upon or arising out of:

(i)

the breach by Licensee of any representation or warranty of Licensee contained in or made pursuant to this License Agreement, any Licensee document or any certificate or other instrument delivered pursuant to this License Agreement; or

(ii)

the breach or partial breach by Licensee of any covenant or agreement of Licensee made in or pursuant to this Agreement, any Licensee document or any certificate or other instrument delivered pursuant to this License Agreement.

9.	REPRESENTATIONS AND WARRANTIES OF THE LICENSOR

9.1

Each Licensor represents and warrants to the Licensee, with the intent that the Licensee will rely thereon in entering into this License Agreement and in concluding the transactions contemplated hereby, as follows:

	(a)	Licensor warrants that to the best of its knowledge the use of the IP Rights as intended through this License Agreement, does not infringe upon the rights of third parties;

(b)

Licensor warrants that to the best of its knowledge the IP Rights is valid, maintained and enforceable towards third parties worldwide, and that the IP Rights shall be properly maintained during the term of this License Agreement.

(c)

the execution and delivery of this License Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of the Licensor, and this License Agreement constitutes a valid and binding obligation of the Licensor enforceable against the Licensor in accordance with its terms; except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(d)

except as will be remedied by the consents, approvals, releases, and discharges described in Schedule 2 - Consents attached hereto, neither the execution and delivery of this License Agreement nor the performance of the Licensor’s obligations hereunder will:

(i)

violate or constitute default under any order, decree, judgment, statute, by-law, rule, regulation, or restriction applicable to the Licensor, the IP Rights, or any contract, agreement, instrument, covenant, mortgage, or security, to which the Licensor is a party or which are binding upon the Licensor,

		(ii)	to the knowledge of the Licensor, result in any fees, duties, taxes, assessments, penalties or other amounts becoming due or payable by the Licensee under any sales tax legislation. .

(iii)	give rise to the creation or imposition of any encumbrance on the IP Rights,

(iv)	violate or constitute default under any license, permit, approval, consent or authorization held by the Licensor, or

(v)	violate or trigger any liability on behalf of the Licensee pursuant to any legislation governing the licensing of the IP Rights by the Licensor;

(e)	the Licensors collectively own and possess and have good and marketable title to the IP Rights free and clear of all encumbrances of every kind and nature whatsoever;

(f)

no person other than the Licensee has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Licensor of any of the IP Rights;

(g)

There are no actions, suits, proceedings, investigations, complaints, orders, directives, or notices of defect or noncompliance by or before any court, governmental or domestic commission, department, board, tribunal, or authority, or administrative, licensing, or regulatory agency, body, or officer issued, pending, or to the best of the Licensor’s knowledge threatened against or affecting the Licensor or in respect of the IP Rights; and

(h)

there is no requirement applicable to the Licensor to make any filing with, give any notice to or to obtain any license, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement, except for the filings, notifications, licenses, permits, certificates, registrations, consents and approvals described in Schedule 3 - Consents, or that relate solely to the identity of the Licensee or the nature of any business carried on by the Licensee except for the notifications, consents and approvals described in Schedule 3 – Consents.

10.	REPRESENTATIONS OF THE LICENSEE

10.1

The Licensee represents and warrants to the Licensor as follows, with the intent that the Licensor will rely thereon in entering into this License Agreement and in concluding the transactions contemplated hereby, that:

(a)

the Licensee is a corporation duly incorporated, validly existing, and in good standing under the laws of Japan and has the power, authority, and capacity to enter into this License Agreement and to carry out its terms;

(b)

the execution and delivery of this License Agreement and the completion of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of the Licensee, and this Agreement constitutes a valid and binding obligation of the Licensee enforceable against the Licensee in accordance with its terms; except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(c)

there is no requirement for the Licensee to make any filing with, give any notice to or obtain any license, permit, certificate, registration, authorization, consent or approval of, any government or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this License Agreement;

(d)

neither the execution and delivery of this License Agreement nor the performance of the Licensee’s obligations hereunder will violate or constitute a default under the constating documents, by-laws, or articles of the Licensee, any order, decree, judgment, statute, by-law, rule, regulation, or restriction applicable to the Licensee, or any contract, agreement, instrument, covenant, mortgage or security to which the Licensee is a party or which are binding upon the Licensee;

(e)

Except as disclosed herein, (i) there are no actions, suits, proceedings, investigations, complaints, orders, directives, or notices of defect or non-compliance by or before any court, governmental or domestic commission, department, board, tribunal, or authority, or administrative, licensing, or regulatory agency, body, or officer issued, pending, or to the best of the Licensee’s knowledge threatened against or affecting the Licensee; and (ii) the Licensee is in compliance in all material respects with all applicable laws applicable to Licensee and its business; and

(f) The Licensee will use its reasonable best efforts to ensure the commercial success of the Products during the life of this License Agreement.

11.	NON MERGER

11.1

The representations, warranties, covenants, and agreements of the Licensor contained herein and those contained in the documents and instruments delivered pursuant hereto or in connection herewith will survive the Effective Date and the term of this License Agreement, and notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases the Licensor of such representation, warranty, covenant, or agreement), or any investigation by the Licensee, same will remain in full force and effect.

11.2

The representations, warranties, covenants, and agreements of the Licensee contained herein and those contained in the documents and instruments delivered pursuant hereto or in connection herewith will survive the Effective Date and the term of this License Agreement, and notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases the Licensee of such representation, warranty, covenant, or agreement), or any investigation by the Licensor, same will remain in full force and effect.

12.	FURTHER ASSURANCES

12.1

From time to time subsequent to the Effective Date, the parties covenant and agree, at the expense of the requesting party, to promptly execute and deliver all such further documents and instruments and do all such further acts and things as may be required to carry out the full intent and meaning of this Agreement and to effect the transactions contemplated hereby.

13.	ASSIGNMENT

13.1	This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto.

14.	SUCCESSORS AND ASSIGNS

14.1	This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

15.	COUNTERPARTS

15.1	This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

16.	NOTICES

16.1

Any notice required or permitted to be given under this Agreement will be in writing and may be given by personal service or by prepaid registered mail, and addressed to the proper party or transmitted by electronic facsimile generating proof of receipt of transmission at the address first written above, or to such other address or facsimile number as any party may specify by notice. Any notice sent by registered mail as aforesaid will be deemed conclusively to have been effectively given on the fifth business day after posting; but if at the time of posting or between the time of posting and the third business day thereafter there is a strike, lockout or other labour disturbance affecting postal service, then such notice will not be effectively given until actually received. Any notice transmitted by electronic facsimile will be deem conclusively to have been effectively given if evidence of receipt is obtained before 5:00 p.m. (recipient’s time) on a Business Day, and otherwise on the Business Day next following the date evidence of receipt of transmission is obtained by the sender.

17.	TENDER AND EXTENSIONS

17.1

Tender may be made upon the Licensor or Licensee or upon the solicitors for the Licensor or Licensee and such solicitors are expressly authorized by their respective clients to confirm extensions of the Effective Date.

18.	REFERENCE DATE

18.1	This Agreement is dated for reference and will become binding and effective as of the date first above written,

IN WITNESS WHEREOF the parties have executed and delivered these presents on the dates indicated below.

HORIYOSHI III WORLDWIDE LTD.

Per: /s/Mitsuo Kojima
        Authorized Signatory

Dated: September 17, 2010

STONE CORPORATION INC.

Per: /s/Steve Sang Keun Suk
        Authorized Signatory

Dated: September 17, 2010

LIST OF SCHEDULES

Schedule	Description

1	Description of Licensed Works

2	Description of IP Rights

3	Descriptions of Products

4	Consent of Yoshihito Nakano

SCHEDULE 1

Description of Licensed Works

See Attached

SCHEDULE 2

Description of IP Rights

Copyrights:

See Attached

Trademarks:

1.	"Horiyoshi,"

2.	"Horiyoshi III,"

3.	"Horiyoshi the Third"

4.	“Master Horiyoshi III”

5.	“Master Horiyoshi the Third”

SCHEDULE 3

Description of Products

1. Fashion apparel for men, women and youths, including but not limited to dress, casual, and athletic pants, shorts, shirts, sweaters, and outerwear.

2. Fashion accessories for men, women, and youths including but not limited to leather goods, bags, purses, wallets, gloves, underwear, neckwear, and headwear.

3. Footwear for men, women, and youths.

4. Fragrances and beauty products for men, women, and youths.

5. Jewellery and timepieces for men, women and youths.

6. Stationary and paper products, including but not limited to greeting cards, gift tags, wrapping paper, gift boxes and gift bags.

SCHEDULE 4

Consent of Yoshihito Nakano

September 17, 2008

HORIYOSHI THE THIRD LIMITED
16E Neich Tower, 128 Gloucester Road,
Wanchai, Hong Kong.

Sirs,

Reference is made to the License Agreement (the “Agreement”) between Horiyoshi the Third Limited (“Licensee”) and Stone Corporation Inc. (“Licensor”) I, Yoshihito Nakano, have heretofore entered into an agreement with Licensor regarding the Licensed Works and the IP Rights (as those terms are defined in the License Agreement) and confirm that Licensor has the right and authority to enter into the Agreement and to grant to Licensee the right and title therein granted, upon the terms and conditions therein specified.

I am familiar with each and all the terms, covenants, conditions of the Agreement and hereby consent to the execution thereof; that the representations and warranties of Licensor contained in the Agreement are true and correct in all respects, and that I have grated to Licensor all of the rights granted by Licensor to Licensee under the Agreement.

I hereby consent to the use of my name, approved likeness and approved biography by the Licensee in connection with the use and exploitation by Licensee of the rights granted under the Agreement.

Accepted and Agreed by:

/s/Yoshihito Nakano
Yoshihito Nakano